AMENDMENT TO CREDIT FACILITIES
                         ------------------------------



         This Amendment to Credit Facilities ("Amendment") is effective as of April 11, 2003 (the "Amendment Effective Date") by Patrick Industries, Inc. ("Company") and Bank One, NA, a national banking association ("Bank").

                                    RECITALS
                                    --------

         A. Company and Bank are parties to a Credit Agreement, dated February 2, 1997, as amended by a First Amendment to Credit Agreement dated January 28,2000 and by a Modification Agreement dated August 1,2001 and by an Amendment to Credit Agreement dated January 28,2003 (as amended, the "Credit Agreement").

         B. Bank has provided a Line of Credit to Company under which Bank has extended certain letters of credit for the account of the Company in an aggregate principal amount not to exceed $3,250,000 (the "Letter of Credit Line").

         C. The Company is obligated to Bank under the following reimbursement agreements:

                           (i) the Reimbursement and Pledge Agreement between
                  the Company and the Bank dated as of August 13, 1998, relating to the Five Million Dollars ($5,000,000) principal amount The Stanly County Industrial Facilities and Pollution Control Financing Authority Variable Rate Demand Economic Development Revenue Bonds (Patrick Industries, Inc. Project), Series 1998 (the "1998 Reimbursement Agreement"),

                           (ii) the Reimbursement Agreement made by the Company
                  in favor of the Bank dated as of December 1, 1994, relating to the Six Million Dollars ($6,000,000) principal amount State of Oregon Economic Development Revenue Bonds, Series CLI (Patrick Industries, Inc. Project), dated December 22, 1994 (the "1994 Reimbursement Agreement"),

                           (iii) the Reimbursement Agreement made by the Company
                  in favor of the Bank dated as of November 1, 1991, relating to the Three Million Nine Hundred Thousand Dollars ($3,900,000) principal amount The Indiana Development Finance Authority Limited Obligation Refunding Revenue Bonds (Patrick Industries, Inc. Project), Series 1991, dated Decembers, 1991 (the "1991 Reimbursement Agreement") (collectively, the 1998 Reimbursement Agreement, the 1994 Reimbursement Agreement and the 1991 Reimbursement Agreement are referred to herein as the "Reimbursement Agreements").

         D. The Company has requested Bank to amend the Credit Agreement and the Letter of Credit Line and the Reimbursement Agreements, effective as of the Amendment Effective Date, as herein provided. Bank has agreed to amend the Credit Agreement and Letter of Credit Line and Reimbursement Agreements as set forth in this Amendment, all subject to the terms and conditions of this Amendment, including the conditions precedent set forth in Section 6.

                                    AGREEMENT
                                    ---------

         NOW, THEREFORE, in consideration of the Recitals and the mutual covenants and agreements herein, and for other good and valuable considerations, the receipt and sufficiency of which are acknowledged by the parties to this Amendment, it is agreed as follows:

         1. Definitions. Terms which are defined in the Credit Agreement shall have the same meanings in this Amendment as are ascribed to them in the Credit Agreement, as amended hereby, excepting only those terms which are expressly defined in this Amendment, which shall have the meanings ascribed to them in this Amendment.

         2. Amendments to Credit Agreement. The Credit Agreement is amended as follows:

                  a. The definition of "Revolving Credit Termination Date" set forth in Section 1 of the Existing Agreement is amended and restated in its entirety as of the Amendment Effective Date to read as follows:

                  "Revolving Credit Termination Date" shall mean the earlier to occur of (a) May 31,2006 and (b) the date on which the Commitment shall be terminated pursuant to Section 2.2 or
                  Section 6.2.

                  b. A new definition of Debt Service Coverage Ratio is added to
         Section 1 of the Credit Agreement to provide as follows:

                  "Debt Service Coverage Ratio" means the ratio of the sum of Company's EBITDA plus goodwill impairment less dividends, taxes and common stock repurchases, to the sum of the current portion of Company's long term debt payments and interest expense.

                  "Capital Expenditures" means purchases of property and equipment as referred to in the Company's year end statement of cash flows required to be included with Company's financial statements under Section 5.1(d) of the Loan Agreement.

                  c. The definition of "Revolving Credit Loan Eurodollar Margin" in Section 1.1 of the Credit Agreement shall be amended and restated as follows:

                  "Revolving Credit Loan Eurodollar Margin" shall mean, with respect to any Revolving Credit Loan that is also a Eurodollars Rate Loan, the following amounts based on the ratio of consolidated Funded Debt to consolidated EBITDA of the Company and its Subsidiaries as of the end of the most recent fiscal quarter of the Company for which financial statements of the Company have been delivered pursuant to
                  Section 5.l(d)(ii):

         Ratio of Funded Debt to Consolidated        Revolving   Credit   Loan
         ------------------------------------        -------------------------
         EBITDA                                      Eurodollar Margin
         ------                                      -----------------
         greater than 3.00 to 1.00                   1.75% per annum
         greater than 2.50 to 1.00 but not greater   1.625% per annum
         than 3.00 to 1.00
         greater than 2.00 to 1.00 but not greater   1.50% per annum
         than 2.50 to 1.00
         less than or equal to 2.00 to 1.00          1.375% per annum

                  d. Section 2.3 of the Credit Agreement is amended to provide in its entirety as follows:

                  2.3 Fees, (a) The Company agrees to pay to the Bank a commitment fee on the daily average unused amount of the Revolving Credit Commitment equal to one-quarter of one percent (.25%) per annum. Accrued commitment fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, and on the Revolving Credit Termination Date.

                  e. Section 5.2(c)of the Credit Agreement shall be amended and restated as follows:

                  (c) Tangible Net Worth. Permit or suffer the consolidated Tangible Net Worth of the Company and its Subsidiaries to be less than $52,000,000 at any time, which amount shall be increased by an amount equal to 50% of the Cumulative Net Income of the Company and its Subsidiaries for each fiscal year, beginning with the fiscal year ending on December 31, 2003 and annually thereafter.

                  f. Section 5.2(d) of the Credit Agreement shall be amended and restated as follows:

                  (d) Total Liabilities to Tangible Net Worth. Permit or suffer the ratio of consolidated Total Liabilities of the Company and its Subsidiaries to consolidated Tangible Net Worth of the Company and its Subsidiaries to be greater than 1.00 to 1.00 at any time.

                  g. Section 5.2(b) of the Credit Agreement, captioned "Working Capital" is deleted, and that provision is replaced with "RESERVED" to avoid renumbering other provisions.

                  h. A new Section 5.2(j) is added to the Credit Agreement to provide as follows:

                  (j) Capital Expenditures. The Company shall not permit or suffer its Capital Expenditures during any calendar year to exceed $6,000,000 in the aggregate.

                  i. A new Section 5.2(k) is added to the Credit Agreement to provide as follows:

                  (k) Debt Service Coverage. The Company shall not permit or suffer its Debt Service Coverage Ratio to be less than 1.10 to 1.00.

         3. Amendment to Letter of Credit Line. The Letter of Credit Line is amended as follows:

                  a. To increase that Letter of Credit Line to $3,500,000 for the issuance of standby letters of credit with expiries not to exceed one year and commercial letters of credit with expiries not to exceed six months.

                  b. To extend the term of that Letter of Credit Line until the earlier to occur of (a) May 31, 2004 and (b) the date on which the Bank takes the action referred to in Section 6.2(ii) of the Credit Agreement.

                  c. Any reference in the Letter of Credit Line to Commission Rate or fee for issuing a letter of credit shall be amended to refer to a Commission Rate or fee for issuing a letter of credit of one and one-quarter percent (1.25%) per annum.

         4. Amendment to Reimbursement Agreements. The Commission Rate in
Section 2.02(b) of the 1991 Reimbursement Agreement, Section 2.02(b) of the 1994 Reimbursement Agreement and Section 2.5.2 of the 1998 Reimbursement Agreement is amended to refer to a Commission Rate of one and one-quarter percent (1.25%) per annum.

         5. Security Interest. All obligations of Company to Bank under the Credit Agreement, Letter of Credit Line and the Reimbursement Agreements shall be secured by a security interest in all of Company's accounts receivable and inventory, now owned or hereafter acquired, pursuant to the Security Agreement in the form attached as Exhibit A (the "Security Agreement").

         6. Representations and Warranties. The Company represents and warrants to Bank that:

                  a. (i) The execution, delivery and performance of this Amendment and all agreements and documents delivered pursuant hereto by the Company has been duly authorized by all necessary action (whether corporate, partnership or otherwise) and does not and will not violate any provision of any law, rule, regulation, order, judgment, injunction, or award presently in effect applying to the Company, or of the Company's articles of incorporation, by-laws, articles of organization or operating agreement (as applicable) or result in a breach of or constitute a default under any material agreement, lease or instrument to which the Company is a party or by which the Company's properties may be bound or affected; (ii) no authorization, consent, approval, license, exemption or filing of a registration with any court or governmental department, agency or instrumentality is or will be necessary to the valid execution, delivery or performance by any of them of this Amendment and all agreements and documents delivered pursuant hereto; and (iii) this Amendment and all agreements and documents delivered pursuant hereto by the Company are its legal, valid and binding obligations and enforceable against the Company in accordance with the terms thereof.

                  b. After giving effect to the amendments contained in this Amendment, the representations and warranties contained in Section 4 of the Credit Agreement are true and correct on and as of the Amendment Effective Date with the same force and effect as if made on and as of the Amendment Effective Date, except that the representation in Section
         4.6 of the Credit Agreement shall be deemed to refer to the financial statements of Company most recently delivered to Bank prior to the Amendment Effective Date.

                  c. No Event of Default or Unmatured Event of Default has occurred and is continuing or will exist under the Credit Agreement as of the Amendment Effective Date.

         7. GENERAL RELEASE. THE COMPANY FOR ITSELF AND ITS LEGAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE "RELEASING PARTIES"), HEREBY RELEASES AND DISCHARGES BANK, ITS OFFICERS, DIRECTORS, AGENTS, EMPLOYEES, ATTORNEYS, LEGAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE "RELEASED PARTIES") FROM ANY AND ALL CLAIMS, DEMANDS, ACTIONS, DAMAGES AND CAUSES OF ACTION WHICH ANY OF THE RELEASING PARTIES HAS ASSERTED OR CLAIMED OR MIGHT NOW OR HEREAFTER ASSERT OR CLAIM AGAINST ALL OF ANY OF THE RELEASED PARTIES, WHETHER KNOWN OR UNKNOWN, ARISING OUT OF, RELATED TO OR IN ANY WAY CONNECTED WITH OR BASED UPON ANY PRIOR RELATED EVENT (AS SUCH TERM IS HEREINAFTER DEFINED). THE TERM "PRIOR RELATED EVENT" SHALL MEAN ANY ACT, OMISSION, CIRCUMSTANCE, AGREEMENT, LOAN EXTENSION OF CREDIT, TRANSACTION, TRANSFER, PAYMENT, EVENT, ACTION OR OCCURRENCE BETWEEN OR INVOLVING THE COMPANY AND ALL OR ANY OF THE PRIOR TO THE EXECUTION OF THIS AGREEMENT, INCLUDING WITHOUT LIMITING IN ANY RESPECT THE GENERALITY OF THE FOREGOING: (i) ANY ACTION TAKEN ON OR PRIOR TO THE EXECUTION OF THIS RIGHT OR PURPORTED RIGHT OF BANK AS A CREDITOR; (u) ANY FAILURE OR REFUSAL TO MAKE ANY LOAN OR ADVANCE; AND (in) ANY PAYMENT OR OTHER TRANSFER MADE TO BANK BY OR FOR THE ACCOUNT OF THE COMPANY AT ANY TIME PRIOR TO THE EXECUTION OF THIS AGREEMENT. THE COMPANY AGREES AND ACKNOWLEDGES THAT THIS SECTION IS NOT TO BE CONSTRUED AS OR DEEMED AN ACKNOWLEDGMENT OR ADMISSION ON THE PART OF ANY OF THE RELEASED PARTIES OF LIABILITY FOR ANY MATTER OR AS PRECEDENT UPON WHICH ANY LIABILITY MAY BE ASSERTED.

         8. Conditions. The obligation of Bank to execute and to perform this Amendment shall be subject to full satisfaction of the following conditions precedent:

                  a. This Amendment shall have been duly executed and delivered by the Company.

                  b. The Security Agreement shall have been duly executed and delivered by the Company.

                  c. Bank shall have received such additional agreements, documents and certifications, fully executed by the Company as may be reasonably requested by Bank, or its counsel.

         9. Binding on Successors and Assigns. All of the terms and provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, assigns and legal representatives.

         10. Governing Law/Entire Agreement/Survival. This Amendment is a contract made under, and shall be governed by and construed in accordance with, the laws of the State of Indiana applicable to contracts made and to be performed entirely with such state and without giving effect to the choice of law principles of such state. This Amendment constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, commitments, inducements or conditions, whether express or implied, oral or written. All covenants, agreements, undertakings, representations and warranties made in this Amendment shall survive the execution and delivery of this Amendment.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the Amendment Effective Date.

                                       BANK ONE, NA By: >
                                                        -

                                       /S/ Chad Douglass, V.P.
                                       (Printed Name and Title)



                                       PATRICK INDUSTRIES, INC. By:
                                       /S/ Andy L. Nemeth, Secretary-Treasurer

                                       (Printed Name and Title)
                                       ELDS01   JST   148480v4

                          LOAN PARTICIPATION AGREEMENT
                          ----------------------------

         This Agreement is entered into on April 11, 2003, between Bank One, NA, with principal offices at 121 West Franklin Street, Elkhart, Indiana 46516 ("Lead Bank") and National City Bank of Indiana, with offices at 101 North Main Street, Elkhart, Indiana 46516 ("Participant").

                                    RECITALS
                                    --------
         Lead Bank has extended and has agreed to extend credit to Patrick Industries, Inc., an Indiana corporation ("Borrower"), whose address is 1800 South 14th Street, Elkhart, Indiana 46516, in accordance with the commercial loan agreement and industrial revenue bond letter of credit reimbursement agreements described in Section l(c) below. Participant desires to obtain a participation interest in the loans made or to be made by Lead Bank to Borrower, and Lead Bank is willing to sell Participant a participation interest in the loans to Borrower on the terms and conditions contained in this Agreement.
Lead Bank and Participant agree as follows:

                                    AGREEMENT
                                    ---------

Section 1. Definitions.

         (a) "Collateral" includes all liens, security interests, mortgages, guaranties and other instruments, property or rights received or acquired by Lead Bank in connection with or securing the Loans.

         (b) "Collections" includes all amounts received by Lead Bank as principal of or interest on the Loan, or received after default on the Loan whether as proceeds of the Collateral or otherwise.

         (c) "Loan" or "Loans" refers to the following loans, advances or other extensions of credit made or to be made by Lead Bank to Borrower:

                  (i) $10,000,000 Revolving Credit Facility pursuant to a Credit Agreement between Lead Bank and Borrower dated February 2, 1997, as amended by a First Amendment to Credit Agreement dated January 28, 2000, by a Modification Agreement dated August 1, 2001, by an Amendment to Credit Agreement dated January 28, 2003 and by an Amendment to Credit Agreement dated /April 11 , 2003 (as amended or as may hereafter be amended, the "Credit Agreement"), and evidenced by a promissory note dated April 11____, 2003 made by Borrower to Lead Bank in the original principal amount of up to $10,000,000, and all extensions, modifications, renewals, substitutions and replacements of that note (the "Revolving Note").

                  (ii) $3,500,000 line of credit pursuant to Borrower's application agreements for letters of credit containing Borrower's reimbursement agreement for draws against such letters of credit, and under which Lead Bank has issued and may issue letters of credit for the account of Borrower in an aggregate face amount not to exceed $3,500,000 (the "Letter of Credit Loan").

                  (iii) The Reimbursement and Pledge Agreement between the Borrower and the Lead Bank dated as of August 13, 1998, relating to the Five Million Dollars ($5,000,000) principal amount The Stanly County Industrial Facilities and Pollution Control Financing Authority Variable Rate Demand Economic Development Revenue Bonds (Patrick Industries, Inc. Project), Series 1998 (the "1998 Reimbursement Agreement").

                  (iv) The Reimbursement Agreement made by the Borrower in favor of the Lead Bank dated as of December 1, 1994, relating to the Six Million Dollars ($6,000,000) principal amount State of Oregon Economic Development Revenue Bonds, Series CLI (Patrick Industries, Inc. Project), dated December 22, 1994 (the "1994 Reimbursement Agreement").

                  (v) The Reimbursement Agreement made by the Borrower in favor of the Lead Bank dated as of November 1, 1991, relating to the Three Million Nine Hundred Thousand Dollars ($3,900,000) principal amount The Indiana Development Finance Authority Limited Obligation Refunding Revenue Bonds (Patrick Industries, Inc. Project), Series 1991, dated December 5, 1991 (the "1991 Reimbursement Agreement").

         (d) The 1998 Reimbursement Agreement, the 1994 Reimbursement Agreement and the 1991 Reimbursement Agreement are sometimes referred to herein as the "Reimbursement Agreements". The Revolving Credit Note, the Credit Agreement, the Line of Credit, the Reimbursement Agreements, and all other agreements, documents and instruments evidencing, securing or otherwise relating to the Credit Agreement, the Line of Credit or the Reimbursement Agreements are sometimes referred to individually and collectively as the "Loan Documents".

         (e) "Resettlement Date" is the date on which Collections are applied to Borrower's account and on which Collections are to be remitted to Participant.

         Section 2. Sale of Participation. Lead Bank hereby sells to Participant and Participant hereby purchases a participation of fifty percent (50%) of (i) the principal amount of the Loans referenced in Section l(c)(i) (ii) (iii) (iv) and (v) outstanding on the date of this Agreement, (ii) the principal amount of any future advances under the Loans, (iii) the interest attributable to such principal amounts from the date of this Agreement, (iv) fees payable under the Reimbursement Agreements, and (v) the Collateral securing the Loans, for an amount equal to fifty percent (50%) of the sum of items (i) and (ii) above, with ZERO Dollars ($ - 0 - ) payable by Participant on the date of this Agreement. With respect to any future advances under the Loans, including any drawings made under letters of credit relating to the Letter of Credit Loan and the Reimbursement Agreements, Participant will provide the amount of its pro-rata portion of advances to Lead Bank in immediately available funds by 2:00 p.m. Elkhart, Indiana time, on the day Lead Bank requests funds if Lead Bank makes such request by 10:00 a.m. Elkhart time, or if Lead Bank does not notify Participant by such time, then by 10:00 a.m. Elkhart time on the next banking day.

         The participation sold under this agreement shall constitute a sale, without recourse to the Lead Bank, of an undivided interest in the Lead Bank's interest in the Loans, the Lead Bank's commitment (if any) to make the Loans, the Loan Documents, all amounts payable by the Borrower under the Loan Documents including principal, interest, and fees, and any collateral securing the Loans.

         Participant represents and warrants to Lead Bank that Participant has, independently and without reliance on Lead Bank, made its own credit analysis and performed such due diligence as Participant deems appropriate and will continue to be responsible for making its own independent evaluation of the credit, financial condition, and all other matters concerning the Borrower.

         Section 3. Application of Collections. Lead Bank shall receive all Collections and apply them on each Resettlement Date pro-rata, together with pro-rata interest, in accordance with the respective percentage participation of Lead Bank and Participant in the Loan. If after Lead Bank has paid Participant its pro-rata portion of any Collections such payment must be paid back by Lead Bank for any reason, Participant will pay on demand to Lead Bank the Participant's pro-rata portion of the amount that must be paid back by Lead Bank, together with Participant's pro-rata portion of any interest or penalties payable thereon. The Participant acknowledges and agrees that the Lead Bank shall have no obligation to attempt to collect any Loan in preference and priority over the collection and/or enforcement of any other debt of the Borrower to the Lead Bank. The Lead Bank, however, agrees that the proceeds of all collateral directly securing repayment of the Loans shall be applied first to the payment of the Loans.

         Section 4. Documentation. Lead Bank has delivered to Participant a copy of the Loan Documents and Lead Bank will deliver to Participant copies of all future extensions and modifications thereof and replacements therefor. All additional documents on file with Lead Bank concerning the Loan Documents, the Loan or this Participation Agreement shall be available at Lead Bank's office for Participant's inspection at reasonable times on reasonable notice to Lead Bank. The Lead Bank shall promptly furnish to the Participant copies of all financial statements received from the Borrower pursuant to the Loan Documents. The Lead Bank shall promptly notify the Participant of the occurrence of any event of default under any of the Loan Documents of which the Lead Bank has actual knowledge and of any information as to any actual or potential event of default received by the Lead Bank from any source which the Lead Bank believes to be accurate and reliable. The Lead Bank shall, however, have no responsibility to the Participant for any errors or omissions in any such reports, financial statements or other information. The Participant may at any time request other information and/or documents in the Lead Bank's possession relating to the Loans. That information and/or documents shall not be unreasonably withheld.

Section 5.  Lead's Administration.

(a) The Note, all Collateral and the Loan shall be held by Lead Bank and dealt with in Lead Bank's name on Participant's behalf. Lead Bank will service, manage andcollect the Loan and the Collateral in the ordinary course of business and in accordance with Lead Bank's usual practices. It is agreed that Lead Bank may use its sole discretion with respect to exercising or refraining from exercising Lead Bank's rights, or waiving Lead Bank's rights, with respect to the Loan. Subject only to considerations of prudent banking practices, Lead Bank shall have the sole discretion concerning the initiation, prosecution, settlement or termination of collection proceedings if the Loan becomes in default. Lead Bank will examine the Collateral and Borrower's books and records relating to the Loan as Lead Bank deems necessary.

(b) Lead Bank may, in its sole discretion, without notice to or consent by Participant, and subject only to considerations of prudent banking practices, extend, modify or replace the Note or release or otherwise deal in any of the Collateral or release any guarantor of the obligations of Borrower.

(c) The Lead Bank shall exercise the same care in administering the Loans as it would if the Loans were made entirely for the Lead Bank's own account, but Lead Bank shall not be liable to Participant for any action taken or omitted or for any error in judgment, except for Lead Bank's own bad faith.

(d) Notwithstanding Section 5(a) (b) and (c) above, the Lead Bank shall not without the consent of the Participant (a) agree to any material amendment or modification of any of the Loan Documents, including any waiver of any financial covenants and any amendment which would extend the maturity of any Loan, increase the amount of any Loan, or reduce the interest on any Loan; (b) release any security for any Loan other than in accordance with the express provisions of the Loan Documents; (c) commence any legal proceeding to collect any Loan; or
(d) take any action to seize, foreclose, sell or transfer any collateral. If the Participant's consent shall be requested but denied, the Lead Bank may (but shall have no obligation to) repurchase the participation evidenced by this agreement for a price equal to the outstanding balance of the Participant's interest in the Loans plus accrued and unpaid interest and fees payable under the Reimbursement Agreements to the date of such repurchase.

         Section 6. Expenses. All expenses of receiving Collections, including, but not limited to, attorney's fees, court costs and disbursements, shall be shared pro-rata by Participant and Lead Bank in accordance with their respective percentage interests. Participant's portion of such expenses shall be payable to Lead Bank on demand. Lead Bank may receive Participant's portion of such expenses by deducting them from any amounts required to be remitted by Lead Bank to Participant hereunder.

         Section 7. Offset. Lead Bank may offset against amounts owed to Participant under this Agreement any amounts Participant may owe Lead Bank under any agreements or circumstances.

         Section 8. Disclaimer. The Lead Bank makes no representation or warranty, whether express or implied, to the Participant with respect to (a) the collectibility of the Loans, (b) the financial condition or solvency of the Borrower or any other party obligated on the Loans, (c) the accuracy of any information, statements, or certificates provided to the Participant under this agreement; or (d) the existence, sufficiency or value of any collateral securing the Loans.

         Section 9. Reimbursement and Indemnification. The Participant shall reimburse the Lead Bank on demand in proportion to the Participant's pro rata interest in the Loan, for all out-of-pocket expenses, including reasonable attorney's fees, incurred by the Lead Bank in connection with the making or collection or the Loans, to the extend not recovered from the Borrower. The Participant shall indemnify the Lead Bank for the Participant's pro rata share (determined in accordance with its pro rata interest in the Loan) of any costs, expenses (including reasonable attorney's fees and disbursements), claims, damages, actions, losses or liabilities, incurred by the Lead Bank in connection with the Loans unless they result from the Lead Bank's own gross negligence or willful misconduct or are paid in satisfaction of a judgment, settlement agreement, or arbitration award arising out of the Borrower's allegations of fraud, deceit, misrepresentation, or lack of good faith (other than allegations that arise out of conduct of the Participant or conduct of the Lead Bank specifically directed, authorized, or concurred in by the Participant).

         Section 10. Notices. Except as provided in Section 2 above, all notices required or permitted to be given under this Agreement shall be in writing (including telecommunications) and shall be deemed effective if delivered to the recipient's address or facsimile number set forth beside its name below by any of the following means: (a) hand delivery, (b) registered or certified mail, postage prepaid, with return receipt requested, (c) express mail, postage prepaid, (d) Federal Express or like overnight courier service or (e) facsimile or other wire transmission with request for assurance of receipt in a manner typical with respect to communication of that type. Notice made in accordance with the section shall be deemed delivered upon receipt.

         If to Lead Bank, to:       Bank One, NA
                                    121 West Franklin Street
                                    Elkhart, Indiana 46516
                                    Attention: Mr. Kurt E. Meibeyer
                                    Facsimile: (574) 524-3033

         If to Participant, to:     National City Bank of Indiana
                                    101 North Main Street
                                    Elkhart, Indiana 46516
                                    Attention: Robert E. Norell, Jr.
                                    Facsimile: (574)389-9543

         Section 11. Entire Agreement. This Agreement embodies the entire agreement and understanding between the Lead Bank and the Participant and supersedes all prior agreements and understandings relating to its subject matter. This Agreement may not be amended or in any manner modified unless such amendment or modification is in writing and signed by both parties.

Section 12. Other Provisions.

         (a) Participant shall not sell, pledge, assign, sub-participate, or otherwise transfer its rights under this Agreement, the Collateral, or any portion of the Loan without procuring in advance the written consent of Lead Bank. Lead Bank may sell, pledge, assign, sub-participate, or otherwise transfer its rights under this Agreement, the Collateral, or any portion of the Loan without the consent of Participant.

         (b) Lead Bank reserves the right to purchase at Lead Bank's option with Borrower's written consent upon thirty (30) days' notice the participation interest of Participant for an amount equal to Participant's portion of the outstanding principal balance of the Loan as of the date of purchase under the option, plus accrued interest thereon through the date of purchase.

         (c) Participant acknowledges that Lead Bank may have other banking relationships with Borrower, any guarantor of Borrower's obligations under the Loan, or their affiliates. Participant shall have no interest in any property taken as collateral for any other loans or extensions of credit made by Lead Bank to Borrower or any guarantor, or in any property in Lead Bank's possession or control, or in any deposit held or other indebtedness owing by Lead Bank, which may be or become collateral for or otherwise available for payment of the Loan by reason of the general description of secured obligations contained in any security agreement or other agreement or instrument held by Lead Bank or by reason of the right of set-off, counterclaim or otherwise, except that if any of those items or the proceeds thereof are applied in reduction of amounts outstanding under the Loan, then Participant shall be entitled to its pro-rata share in such application.

         (d) Nothing in this Agreement shall confer upon either party any interest in, or subject either party to any liability for, the assets or liabilities of the other, except only as to the Loan or Collateral in accordance with this Participation Agreement.

         (e) This Agreement shall be governed by the laws of the State of Indiana, may not be amended or modified orally, and shall bind the respective legal representatives, successors and assigns of the parties.

         (f) All notices shall be in writing and mailed to the respective parties at the addresses set forth below.

                                          "LEAD BANK"
                                          Bank One, NA

                                          By: /S/ Chad Douglass, V.P.
                                                 (Printed Name and Title)


                                          "PARTICIPANT"
                                          National City Bank of Indiana

                                          By: /S/ Robert E. Norell, Jr., V.P.
                                                (Printed Name and Title)
ELDS01   JST   148476v4

                       RESOLUTION OF BOARD OF DIRECTORS OF
                            PATRICK INDUSTRIES, INC.
                     AN INDIANA CORPORATION ("CORPORATION")

The Corporation desires to engage in financial transactions from time to time with Bank One, Indiana, N.A., a national banking association, formerly known as NBD Bank, N.D. (the "Bank"), to further the Corporation's purposes; and

The Corporation desires to authorize certain of its officers to engage in these transactions for the Corporation; and

The Corporation desires to ratify all past transactions and eliminate the necessity of presenting separate individual resolutions to the Bank in the future.

RESOLVED: The President, Vice-President, Treasurer, Secretary, Vice-President - Finance or any of them, are authorized from time to time for the Corporation to:

   1. NEGOTIATE AND PROCURE LOANS, lines of credit, letters of credit, discounts, foreign exchange contracts, and any other credit from the Bank in any form and in any amount and on any terms as they shall determine.

   2. GUARANTY to the Bank the obligation of any third party in any amount and on any terms as they shall determine.

   3. SUBORDINATE to the Bank any interest of the Corporation in any note, lease, mortgage, debt, or any other asset belonging to this Corporation on any terms as they shall determine.

   4. GIVE AS SECURITY for any such credits or guarantees, security interests in or pledges, assignments, hypothecations, mortgages, or transfers of any property, tangible or intangible, real or personal, of this Corporation, all as they shall determine.

   5. LEASE personal property as lessee and elect as to tax credit and depreciation deductions.

   6. SELL, assign, pledge or transfer all stocks or securities now or later in the Corporation's name.

   7. ENTER INTO ANY DERIVATIVE TRANSACTION, including, without limitation, any rate swap transactions, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, current option and any similar transaction or option and any combination of the foregoing (collectively, "Derivative Transactions"); and any cancellation, buy-back, reversal, termination or assignment of any Derivative Transaction.

   8. SIGN in the name of this Corporation agreements, notes, drafts, acceptances, guaranties, subordination agreements, assignments, applications for letters of credit, appointments, security agreements, financing statements, mortgages, pledges, hypothecations, transfers, leases and any other instrument or document deemed necessary by the Bank to carry out the authority contained in this resolution.

FURTHER: The Bank is authorized and directed to pay the proceeds of any action taken pursuant to these resolutions in the manner directed by any of the persons authorized to act, whether payable to the order of any of them in an individual capacity or not, and whether the proceeds are deposited to the individual credit of any of them or the individual credit of any other person.
These resolutions shall continue in force until notice to the contrary in writing is delivered to the Bank.

FURTHER: Any one of the persons authorized above or any other person designated by a person authorized above may request loans or other credit under credit facilities approved by the Bank, and authorize payment by the Corporation of any of its obligations under such credit facilities. Those instructions may be made by telephone, facsimile, or any other means of communication. The Bank is released from any liability for following instructions that the recipient believes in good faith to have been given by a person authorized to act under these resolutions.

FURTHER: The authority given is retroactive, and any acts referred to which were performed prior to the adoption of these resolutions are ratified and affirmed.

I CERTIFY that I am the duly elected and qualified Secretary of the Corporation and the keeper of the records and the corporate seal of the Corporation and that the above is a true and correct copy of resolutions duly adopted at a meting of the Board of Directors of the Corporation held in accordance with its by-laws on May 15, 2001, and that they are in full force and effect.

I FURTHER CERTIFY that the individuals whose signatures appear below have been duly elected and are presently the incumbents of the offices set below their respective signatures, and that the signatures are the genuine original signatures of each respectively.

Actual Signatures                         Actual Signatures

/S/ David D. Lung                         _____________________________________
David D. Lung, President                  _______________________,Vice President
                                          (Print Name)



/S/ Andy Lee Nemeth, Jr.                  _____________________________________
Andy Lee Nemeth, Jr., Treasurer           ________________________, Secretary
                                          (Print Name)


------------------------------            -------------------------------------
______________, Vice-President-Finance    _____________________________________
(Print Name)                              (Print Name)
(Print Title)


EXECUTED on April 11, 2003.

                                          /S/ Andy Lee Nemeth, Jr.
                                          Andy Lee Nemeth, Jr., Secretary

[LOGO]
BANK ONE
                                                             LINE OF CREDIT Note


DUE: MAY 31, 2006                                                 $10,000,000.00
                                                            DATE: APRIL 11, 2003

PROMISE TO PAY. On or before May 31, 2006, for value received, Patrick Industries, Inc. (the "Borrower") promises to pay to Bank One, NA, with its main office in Chicago, IL, whose address is 121 W. Franklin St., Elkhart, IN 46516 (the "Bank") or order, in lawful money of the United States of America, the sum of Ten Million and 00/100 Dollars ($10,000,000.00) or such lesser sum as is indicated on Bank records, plus interest as provided below.

DEFINITIONS. As used in this Note, the following terms have the following respective meanings:

"ADVANCE" means a Eurodollar Advance or a Prime Rate Advance and "ADVANCES" means all Eurodollar Advances and all Prime Rate Advances under this Note.

"APPLICABLE MARGIN" means with respect to any Prime Rate Advance or Eurodollar Advance, as the case may be, the rate per annum set forth below opposite the applicable Funded Debt to EBITDA Ratio. Funded Debt to EBITDA Ratio is defined in the Credit Agreement.

    ----------------------------------------------------------------------------
            Funded Debt to EBITDA Ratio                 Applicable Margin

    ----------------------------------------------------------------------------
                                                  Prime Rate        Eurodollar
                                                   Advance            Advance
    ----------------------------------------------------------------------------
    Greater than 3.00 to 1.00                       0.00%               1.75%

    ----------------------------------------------------------------------------
    Less than or equal 3.00 to 1.00 but             0.00%              1.625%
    greater than 2.50 to 1.00

    ----------------------------------------------------------------------------
    Less than or equal to 2.50 to 1.00              0.00%               1.50%
    but greater than 2.00 to 1.00

    ----------------------------------------------------------------------------
    Less than or equal to 2.00 to 1.00              0.00%              1.375%

    ----------------------------------------------------------------------------

The Applicable Margin shall, in each case, be determined and adjusted quarterly on the first day of the month after the date of delivery of the quarterly and annual financial statements required by the Credit Agreement, provided, however, that if such financial statements are not delivered within two Business Days after the required date (each, an "Interest Determination Date"), the Applicable Margin shall increase to the maximum percentage amount set forth in the table above from the date such financial statements were required to be delivered to the Bank until received by the Bank, and provided further, that after such financial statements are received by the Bank, the Applicable Margin shall be determined and adjusted retroactive to the date the financial statements were required to have been delivered to the Bank. The Applicable Margin shall be effective from an Interest Determination Date until the next Interest Determination Date. Such determinations by the Bank shall be conclusive absent manifest error. The initial Applicable Margin for Prime Rate Advances is 0.00% and for Eurodollar Advances is 1.50 %.

"CREDIT AGREEMENT" means a certain Credit Agreement, dated January 28, 2000, between the Borrower and the Bank, as amended.

"BUSINESS DAY" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Indiana and/or New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day other than a Saturday, Sunday or any other day on which national banking associations are authorized to be closed.

"EURODOLLAR BASE RATE" means, with respect to the relevant Interest Period, the applicable British Bankers' Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers' Association LIBOR rate is available to the Bank, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Bank to be the rate at which BANK ONE CORPORATION or one of its affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately

11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of the principal amount outstanding on such date and having a maturity equal to such Interest Period.

"EURODOLLAR ADVANCE" means any borrowing under this Note when and to the extent that its interest rate is determined by reference to the Eurodollar Rate.

"EURODOLLAR RATE" means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the Applicable Margin plus (ii) the quotient of
(a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.

"INTEREST PERIOD" means, with respect to a Eurodollar Advance, a period of one
(1), two (2), three (3) or six (6) month(s) commencing on a Business Day selected by the Borrower pursuant to this Note. Such Interest Period shall end on the day which corresponds numerically to such date one (1), two (2), three
(3) or six (6) month(s) thereafter, as applicable, provided, however, that if there is no such numerically corresponding day in such first, second, third or sixth succeeding month(s), as applicable, such Interest Period shall end on the last Business Day of such first, second, third or sixth succeeding month(s), as applicable. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.
"PRIME RATE" means a rate per annum equal to the prime rate of interest announced from time to time by the Bank or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.
"PRIME RATE ADVANCE" means any Advance under this Note when and to the extent that its interest rate is determined by reference to the Prime Rate. "PRINCIPAL PAYMENT DATE" is defined in the paragraph entitled "Principal Payments" below. "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System. "RESERVE REQUIREMENT" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D. INTEREST RATES. The aggregate number of Eurodollar Advances outstanding at any one time evidenced by this Note may not exceed five (5). The Borrower shall pay interest to the Bank on the outstanding and unpaid principal amount of each Prime Rate Advance at the Prime Rate plus the Applicable Margin and each Eurodollar Advance at the Eurodollar Rate. Interest shall be calculated on the basis of the actual number of days elapsed in a year of 360 days. In no event shall the interest rate applicable to any Advance exceed the maximum rate allowed by law. Any interest payment which would for any reason be deemed unlawful under applicable law shall be applied to principal. BANK RECORDS. The Bank shall, in the ordinary course of business, make notations in its records of the date, amount, interest rate and Interest Period of each Advance hereunder, the amount of each payment on the Advances, and other information. Such records shall, in the absence of manifest error, be conclusive as to the outstanding principal balance of and interest rate or rates applicable to this Note.
Notice AND MANNER OF ELECTING INTEREST RATES ON ADVANCES. The Borrower shall give the Bank written notice (effective upon receipt) of the Borrower's intent to draw down an Advance under this Note no later than 11:00 a.m. Eastern time, one (1) Business Day before disbursement, if the full amount of the drawn Advance is to be disbursed as a Prime Rate Advance and three (3) Business Days before disbursement, if any part of such Advance is to be disbursed as a Eurodollar Advance. The Borrower's notice must specify: (a) the disbursement date, (b) the amount of each Advance, (c) the type of each Advance (Prime Rate Advance or Eurodollar Advance), and (d) for each Eurodollar Advance, the duration of the applicable Interest Period; provided, however, that the Borrower may not elect an Interest Period ending after the maturity date of this Note. Each Eurodollar Advance shall be in a minimum amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00). All notices under this paragraph are irrevocable. By the Bank's close of business on the disbursement date and upon fulfillment of the conditions set forth herein and in any other of the Related Documents, the Bank shall disburse the requested Advances in immediately available funds by crediting the amount of such Advances to the Borrower's account with the Bank. CONVERSION AND RENEWALS. The Borrower may elect from time to time to convert one type of Advance into another or to renew any Advance by giving the Bank written notice no later than 11:00 a.m. Eastern time, one (1) Business Day before conversion into a Prime Rate Advance and three (3) Business Days before conversion into or renewal of a Eurodollar Advance, specifying: (a) the renewal or conversion date, (b) the amount of the Advance to be converted or renewed, (c) in the case of conversion, the type of Advance to be converted into (Prime Rate Advance or Eurodollar Advance), and (d) in the case of renewals of or conversion into a Eurodollar Advance, the applicable Interest Period, provided that (i) the minimum principal amount of each Eurodollar Advance outstanding after a renewal or conversion shall be Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00); (ii) a Eurodollar Advance can only be converted on the last day of the Interest Period for the Advance; and (iii) the Borrower may not elect an Interest Period ending after the maturity date of this Note. All notices given under this paragraph are irrevocable. If the Borrower fails to give the Bank the notice specified above for the renewal or conversion of a Eurodollar Advance by 11:00 a.m. Eastern time three (3) Business Days before the end of the Interest Period for that Advance, the Advance shall automatically be converted to a Prime Rate Advance on the last day of the Interest Period for the Advance.

INTEREST PAYMENTS. Interest on the Advances shall be paid as follows:
A. For each Prime Rate Advance, on the thirtieth day of each month beginning with the first month following disbursement of the Advance or following conversion of an Advance into a Prime Rate Advance, and at the maturity or conversion of the Advance into a Eurodollar Advance; B. For each Eurodollar Advance, on the last day of the Interest Period for the Advance and, if the Interest Period is longer than three months, at three-month intervals beginning with the day three months from the date the Advance is disbursed.

PRINCIPAL PAYMENTS. All outstanding principal and interest is due and payable in full on May 31, 2006, which is defined herein as the "Principal Payment Date".

DEFAULT RATE OF INTEREST. After a default has occurred under this Note, whether or not the Bank elects to accelerate the maturity of this Note because of such default, all Advances outstanding under this Note, including all Eurodollar Advances, shall bear interest at a per annum rate equal to the Prime Rate, plus the Applicable Margin for a Prime Rate Advance, plus three percent (3.00%) from the date the Bank elects to impose such rate. Imposition of this rate shall not affect any limitations contained in this Note on the Borrower's right to repay principal on any Eurodollar Advance before the expiration of the Interest Period for that Advance.

PREPAYMENT. The Borrower may prepay all or any part of any Prime Rate Advance at any time without premium or penalty. The Borrower may prepay any Eurodollar Advance only at the end of an Interest Period.

FUNDING LOSS INDEMNIFICATION. Upon the Bank's request, the Borrower shall pay the Bank amounts sufficient (in the Bank's reasonable opinion) to compensate it for any loss, cost, or expense incurred as a result of: A. Any payment of a Eurodollar Advance on a date other than the last day of the Interest Period for the Advance, including, without limitation, acceleration of the Advances by the Bank pursuant to this Note or the Related Documents; or B. Any failure by the Borrower to borrow or renew a Eurodollar Advance on the date specified in the relevant notice from the Borrower to the Bank.

ADDITIONAL COSTS. If any applicable domestic or foreign law, treaty, government rule or regulation now or later in effect (whether or not it now applies to the Bank) or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by the Bank with any guideline, request or directive of such an authority (whether or not having the force of law), shall (a) affect the basis of taxation of payments to the Bank of any amounts payable by the Borrower under this Note or the Related Documents (other than taxes imposed on the overall net income of the Bank by the jurisdiction or by any political subdivision or taxing authority of the jurisdiction in which the Bank has its principal office), or (b) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank, or (c) impose any other condition with respect to this Note or the Related Documents and the result of any of the foregoing is to increase the cost to the Bank of maintaining any Eurodollar Advance or to reduce the amount of any sum receivable by the Bank on such an Advance, or (d) affect the amount of capital required or expected to be maintained by the Bank (or any corporation controlling the Bank) and the Bank determines that the amount of such capital is increased by or based upon the existence of the Bank's obligations under this Note or the Related Documents and the increase has the effect of reducing the rate of return on the Bank's (or its controlling corporation's) capital as a consequence of the obligations under this Note or the Related Documents to a level below that which the Bank (or its controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then the Borrower shall pay to the Bank, from time to time, upon request by the Bank, additional amounts sufficient to compensate the Bank for the increased cost or reduced sum receivable. Whenever the Bank shall learn of circumstances described in this section which are likely to result in additional costs to the Borrower, the Bank shall give prompt written notice to the Borrower of the basis for and the estimated amount of any such anticipated additional costs. A statement as to the amount of the increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by the Bank and submitted by the Bank to the Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.

ILLEGALITY. If any applicable domestic or foreign law, treaty, rule or regulation now or later in effect (whether or not it now applies to the Bank) or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by the Bank with any guideline, request or directive of such an authority (whether or not having the force of law), shall make it unlawful or impossible for the Bank to maintain or fund the Eurodollar Advances, then, upon notice to the Borrower by the Bank, the outstanding principal amount of the Eurodollar Advances, together with accrued interest and any other amounts payable to the Bank under this Note or the Related Documents on account of the Eurodollar Advances shall be repaid (a) immediately upon the Bank's demand if such change or compliance with such requests, in the Bank's judgment, requires immediate repayment, or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request provided, however, that subject to the terms and conditions of this Note and the Related Documents the Borrower shall be entitled to simultaneously replace the entire outstanding balance of any Eurodollar Advance repaid in accordance with this section with a Prime Rate Advance in the same amount.

INABILITY TO DETERMINE INTEREST RATE. If the Bank determines that (a) quotations of interest rates for the relevant deposits referred to in the definition of Eurodollar Rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the interest rate on a Eurodollar Advance as provided in this Note, or (b) the relevant interest rates referred to in the definition of Eurodollar Rate do not accurately cover the cost to the Bank of making or maintaining Eurodollar Advances, then the Bank shall forthwith give notice of such circumstances to the Borrower, whereupon (i) the obligation of the Bank to make Eurodollar Advances shall be suspended until the Bank notifies the Borrower that the circumstances giving rise to the suspension no longer exists, and (ii) the Borrower shall repay in full the then outstanding principal amount of each Eurodollar Advance, together with accrued interest, on the last day of the then current Interest Period applicable to the Advance, provided, however, that, subject to the terms and conditions of this Note and the Related Documents, the Borrower shall be entitled to simultaneously replace the entire outstanding balance of any Eurodollar Advance repaid in accordance with this section with a Prime Rate Advance in the same amount.

OBLIGATIONS DUE ON NON-BUSINESS DAY. Whenever any payment under this Note becomes due and payable on a day that is not a Business Day, if no default then exists under this Note, the maturity of the payment shall be extended to the next succeeding Business Day, except, in the case of a Eurodollar Advance, if the result of the extension would be to extend the payment into another calendar month, the payment must be made on the immediately preceding Business Day.

MATTERS REGARDING PAYMENT. The Borrower will pay the Bank at the Bank's address shown above or at such other place as the Bank may designate. Payments shall be allocated among principal, interest and fees at the discretion of the Bank unless otherwise agreed or required by applicable law. Acceptance by the Bank of any payment which is less than the payment due at the time shall not constitute a waiver of the Bank's right to receive payment in full at that time or any other time.

LATE FEE. If any payment is not received by the Bank within ten (10) days after its due date, the Bank may assess and the Borrower agrees to pay a late fee equal to the greater of: (a) five percent (5.00%) of the past due amount or (b) Twenty Five and 00/100 Dollars ($25.00), up to the maximum amount of One Thousand Five Hundred and 00/100 Dollars ($1,500.00) per late charge.

BUSINESS LOAN. The Borrower acknowledges and agrees that this Note evidences a loan for a business, commercial, agricultural or similar commercial enterprise purpose, and that all advances made under this Note shall not be used for any personal, family or household purpose.

CREDIT FACILITY. The Bank has approved a revolving credit facility to the Borrower in a principal amount not to exceed the face amount of this Note. The credit facility is in the form of advances made from time to time by the Bank to the Borrower. This Note evidences the Borrower's obligation to repay those advances. The aggregate principal amount of debt evidenced by this Note is the amount reflected from time to time in the records of the Bank. Until the earliest of maturity, the occurrence of any default, or the occurrence of any event that would constitute the occurrence of any default but for the lapse of time until the end of any grace or cure period, the Borrower may borrow, pay down and reborrow under this Note subject to the terms of the Related Documents.

LIABILITIES. The term "Liabilities" in this Note means all obligations, indebtedness and liabilities of the Borrower to any one or more of the Bank, BANK ONE CORPORATION, and any of their subsidiaries, affiliates or successors, now existing or later arising, including, without limitation, all loans, advances, interest, costs, overdraft indebtedness, credit card indebtedness, lease obligations, or obligations relating to any Rate Management Transaction, all monetary obligations incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations or substitutions of any of the foregoing, whether the Borrower may be liable jointly with others or individually liable as a debtor, maker, co-maker, drawer, endorser, guarantor, surety or otherwise, and whether voluntarily or involuntarily incurred, due or not due, absolute or contingent, direct or indirect, liquidated or unliquidated. The term "Rate Management Transaction" in this Note means any transaction (including an agreement with respect thereto) now existing or hereafter entered into among the Borrower the Bank or BANK ONE CORPORATION, or any of its subsidiaries or affiliates or their successors, which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

RELATED DOCUMENTS. The term "Related Documents" in this Note means all loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, or any other instrument or document executed in connection with this Note or in connection with any of the Liabilities.

SECURITY. The term "Collateral" in this Note means all real or personal property described in all security agreements, pledge agreements, mortgages, deeds of trust, assignments, or other instruments now or hereafter executed in connection with this Note or in connection with any of the Liabilities. If applicable, the Collateral secures the payment of this Note and the Liabilities.

BANK'S RIGHT OF SETOFF. In addition to the Collateral, if any, the Borrower grants to the Bank a security interest in, and the Bank is authorized to setoff and apply, all Accounts, Securities and Other Property, and Bank Debt against any and all Liabilities of the Borrower. This right of setoff may be exercised at any time and from time to time after default by Borrower, and without prior notice to the Borrower. This security interest and right of setoff may be enforced or exercised by the Bank regardless of whether or not the Bank has made any demand under this paragraph or whether the Liabilities are contingent, matured, or unmatured. Any delay, neglect or conduct by the Bank in exercising its rights under this paragraph will not be a waiver of the right to exercise this right of setoff or enforce this security interest. The rights of the Bank under this paragraph are in addition to other rights the Bank may have in the Related Documents or by law. In this paragraph: (a) the term "Accounts" means any and all accounts and deposits of the Borrower (whether general, special, time, demand, provisional or final) at any time held by the Bank (including all Accounts held jointly with another, but excluding any IRA or Keogh Account, or any trust Account in which a security interest would be prohibited by law); (b) the term "Securities and Other Property" means any and all securities and other property of the Borrower in the custody, possession or control of the Bank (other than property held by the Bank in a fiduciary capacity); and (c) the term "Bank Debt" means all indebtedness at any time owing by the Bank, to or for the credit or account of the Borrower.

REPRESENTATIONS BY BORROWER. Borrower represents that: (a) the execution and delivery of this Note and the performance of the obligations it imposes do not violate any law, conflict with any agreement by which it is bound, or require the consent or approval of any governmental authority or other third party; (b) this Note is a valid and binding agreement, enforceable according to its terms; and (c) all balance sheets, profit and loss statements, and other financial statements furnished to the Bank in connection with the Liabilities are accurate and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates. Each Borrower, other than a natural person, further represents that: (a) it is duly organized, existing and in good standing pursuant to the laws under which it is organized; and (b) the execution and delivery of this Note and the performance of the obligations it imposes (i) are within its powers and have been duly authorized by all necessary action of its governing body, and (ii) do not contravene the terms of its articles of incorporation or organization, its by-laws, or any partnership, operating or other agreement governing its affairs.

EVENTS OF DEFAULT/ACCELERATION. If any of the following events occurs this Note shall become due immediately, without notice, at the Bank's option:

1. The Borrower, or any guarantor of this Note (the "Guarantor"), fails to pay when due any amount payable under this Note, under any of the Liabilities, or under any agreement or instrument evidencing debt to any creditor.
2. The Borrower or any Guarantor (a) fails to observe or perform any other term of this Note which is not remedied within 30 days after written notice from Bank; (b) makes any materially incorrect or misleading representation, warranty, or certificate to the Bank; (c) makes any materially incorrect or misleading representation in any financial statement or other information delivered to the Bank; or (d) defaults under the terms of any agreement or instrument relating to any debt for borrowed money (other than the debt evidenced by this Note) and the effect of such default will allow the creditor to declare the debt due before its maturity.
3. In the event (a) there is a default under the terms of any Related Document, (b) any guaranty of the loan evidenced by this Note is terminated or becomes unenforceable in whole or in part, (c) any Guarantor fails to promptly perform under its guaranty, or (d) the Borrower fails to comply with, or pay, or perform under any agreement, now or hereafter in effect, between the Borrower and BANK ONE CORPORATION, or any of its subsidiaries or affiliates or their successors.
4. There is any loss, theft, damage, or destruction of any Collateral not covered by insurance, which would materially and adversely affect the Borrower.
5. A "reportable event" (as defined in the Employee Retirement Income Security Act of 1974 as amended) occurs that would permit the Pension Benefit Guaranty Corporation to terminate any employee benefit plan of the Borrower or any affiliate of the Borrower.
6. The Borrower or any Guarantor becomes insolvent or unable to pay its debts as they become due.
7. The Borrower or any Guarantor (a) makes an assignment for the benefit of creditors; (b) consents to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its assets; or (c) commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws of any jurisdiction.
8. A custodian, receiver, or trustee is appointed for the Borrower or any Guarantor or for a substantial part of its assets without its consent.
9. Proceedings are commenced against the Borrower or any Guarantor under any bankruptcy, reorganization, liquidation, or similar laws of any jurisdiction, and they remain undismissed for thirty (30) days after commencement; or the Borrower or the Guarantor consents to the commencement of those proceedings.
10. Any judgment is entered against the Borrower or any Guarantor, or any attachment, levy, or garnishment is issued against any property of the Borrower or any Guarantor, which is not covered by insurance and which would materially and adversely impact the Borrower.
11. The Borrower or any Guarantor dies, or a guardian or conservator is appointed for the Borrower or any Guarantor or all or any portion of the Borrower's assets, any Guarantor's assets, or the Collateral.
12. The Borrower or any Guarantor, without the Bank's written consent (a) is dissolved, (b) merges or consolidates with any third party, (c) leases, sells or otherwise conveys a material part of its assets or business outside the ordinary course of its business, (d) leases, purchases, or otherwise acquires a material part of the assets of any other business entity, except in the ordinary course of its business, or (e) agrees to do any of the foregoing (notwithstanding the foregoing, any subsidiary may merge or consolidate with any other subsidiary, or with the Borrower, so long as the Borrower is the survivor).
13. There is a substantial change in the existing or prospective financial condition of the Borrower or any Guarantor that the Bank in good faith determines to be materially adverse.

REMEDIES. If this Note is not paid at maturity, whether by acceleration or otherwise, the Bank shall have all of the rights and remedies provided by any law or agreement. The Bank is authorized to cause all or any part of the Collateral to be transferred to or registered in its name or in the name of any other person or business entity, with or without designating the capacity of that nominee. Without limiting any other available remedy, the Borrower is liable for any deficiency remaining after disposition of any Collateral. The Borrower is liable to the Bank for all reasonable costs and expenses of every kind incurred in the making or collection of this Note, including without limitation reasonable attorneys' fees and court costs. These costs and expenses include without limitation any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding. All amounts payable under the terms of this Note shall be paid without relief from valuation and appraisement laws.

WAIVERS. Any party liable on this Note waives (a) to the extent permitted by law, all rights and benefits under any laws or statutes regarding sureties, as may be amended; (b) any right to receive notice of the following matters before the Bank enforces any of its rights: (i) the Bank's acceptance of this Note,
(ii) any credit that the Bank extends to the Borrower, (iii) the Borrower's default, (iv) any demand, diligence, presentment, dishonor and protest, or (v) any action that the Bank takes regarding the Borrower, anyone else, any Collateral, or any of the Liabilities, that it might be entitled to by law or under any other agreement; (c) any right to require the Bank to proceed against the Borrower, any other obligor or guarantor of the Liabilities, or any Collateral, or pursue any remedy in the Bank's power to pursue; (d) any defense based on any claim that any endorser or other parties' obligations exceed or are more burdensome than those of the Borrower; (e) the benefit of any statute of limitations affecting liability of any endorser or other party liable hereunder or the enforcement hereof; (f) any defense arising by reason of any disability or other defense of the Borrower or by reason of the cessation from any cause whatsoever (other than payment in full) of the obligation of the Borrower for the Liabilities; and (g) any defense based on or arising out of any defense that the Borrower may have (other than payment in full) to the payment or performance of the Liabilities or any portion thereof. Any party liable on this Note consents to any extension or postponement of time of its payment without limit as to the number or period, to any substitution, exchange or release of all or any part of the Collateral, to the addition of any other party, and to the release or discharge of, or suspension of any rights and remedies against, any person who may be liable for the payment of this Note. The Bank may waive or delay enforcing any of its rights without losing them. Any waiver affects only the specific terms and time period stated in the waiver. No modification or waiver of any provision of this Note is effective unless it is in writing and signed by the party against whom it is being enforced.

SUBORDINATION. Any rights of any party liable on this Note, whether now existing or hereafter arising, to receive payment on account of any indebtedness (including interest) owed to any party liable on this Note by the Borrower, or to withdraw capital invested by it in the Borrower, or to receive distributions from the Borrower, shall at all times be subordinate to the full and prior repayment to the Bank of the Liabilities. No party liable on this Note shall be entitled to enforce or receive payment of any sums hereby subordinated until the Liabilities have been paid in full and any such sums received in violation of this paragraph shall be received by such party in trust for the Bank. Any party liable on this Note agrees to stand still with regard to the Bank's enforcement of its rights, including taking no action to delay, impede or otherwise interfere with the Bank's rights to realize on the Collateral. The foregoing notwithstanding, until the occurrence of any default, any party liable on this
Note is not prohibited from receiving distributions from the Borrower in an amount equal to any income tax liability imposed on such party liable on this Note attributable to an ownership interest, if any, in the Borrower.

RIGHTS OF SUBROGATION. Any party liable on this Note waives and agrees not to enforce any rights of subrogation, contribution or indemnification that it may have against the Borrower, any person liable on the Liabilities, or the Collateral, until the Borrower and such party liable on this Note have fully performed all their obligations to the Bank, even if those obligations are not covered by this Note.

REINSTATEMENT. All parties liable on this Note agree that to the extent any payment is received by the Bank in connection with the Liabilities, and all or any part of such payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by the Bank or paid over to a trustee, receiver or any other entity, whether under any bankruptcy act or otherwise (any such payment is hereinafter referred to as a "Preferential Payment"), then this Note shall continue to be effective or shall be reinstated, as the case may be, and whether or not the Bank is in possession of this Note, and, to the extent of such payment or repayment by the Bank, the Liabilities or part thereof intended to be satisfied by such Preferential Payment shall be revived and continued in full force and effect as if said Preferential Payment had not been made.

GOVERNING LAW AND VENUE. This Note is delivered in the State of Indiana and governed by Indiana law (without giving effect to its laws of conflicts). The Borrower agrees that any legal action or proceeding with respect to any of its obligations under this Note may be brought by the Bank in any state or federal court located in either Elkhart or St. Joseph County in the State of Indiana, as the Bank in its sole discretion may elect. By the execution and delivery of this Note, the Borrower submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Borrower waives any claim that either Elkhart or St. Joseph County in the State of Indiana is not a convenient forum or the proper venue for any such suit, action or proceeding.

RENEWAL AND EXTENSION. This Note is given in replacement, renewal and/or extension of, but not extinguishing the indebtedness evidenced by, that Revolving Credit Note dated January 28, 2000 executed by the Borrower in the original principal amount of Ten Million and 00/100 Dollars ($10,000,000.00), including previous renewals or modifications thereof, if any (the "Prior Note"), and is not a novation thereof. All interest evidenced by the Prior Note shall continue to be due and payable until paid. If applicable, all Collateral continues to secure the payment of this Note and the Liabilities. The provisions of this Note are effective on April 11, 2003.

MISCELLANEOUS. The Borrower, if more than one, is jointly and severally liable for the obligations represented by this Note, the term "Borrower" means any one or more of them, and the receipt of value by any one of them constitutes the receipt of value by the others. This Note binds the Borrower and its successors, and benefits the Bank, its successors and assigns. Any reference to the Bank includes any holder of this Note. Section headings are for convenience of reference only and do not affect the interpretation of this Note. Any notices and demands under or related to this document shall be in writing and delivered to the intended party at its address stated herein, and if to the Bank, at its main office if no other address of the Bank is specified herein, by one of the following means: (a) by hand, (b) by a nationally recognized overnight courier service, or (c) by certified mail, postage prepaid, with return receipt requested. Notice shall be deemed given: (a) upon receipt if delivered by hand,
(b) on the Delivery Day after the day of deposit with a nationally recognized courier service, or (c) on the fifth Delivery Day after the notice is deposited in the mail. "Delivery Day" means a day other than a Saturday, a Sunday, or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of such change in the manner provided in this provision. This Note and any Related Documents embody the entire agreement between the Borrower and the Bank regarding the terms of the loan evidenced by this Note and supercede all oral statements and prior writings relating to that loan. If any provision of this Note cannot be enforced, the remaining portions of this Note shall continue in effect. The Borrower agrees that the Bank may provide any information or knowledge the Bank may have about the Borrower or about any matter relating to this Note or the Related Documents to BANK ONE CORPORATION, or any of its subsidiaries or affiliates or their successors, or to any one or more purchasers or potential purchasers of this Note or the Related Documents, The Borrower agrees that the Bank may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights and obligations in this Note to one or more purchasers whether or not related to the Bank.

WAIVER OF SPECIAL DAMAGES. THE BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

JURY WAIVER. THE BORROWER AND THE BANK (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE BORROWER AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE OR THE OTHER RELATED DOCUMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING EVIDENCED BY THIS NOTE.

Address:          1800 S. 14th Street                BORROWER:
                  Elkhart, IN 46516                  Patrick Industries, Inc.


Mailing           P.O. Box 638                       By:  /S/ Andy L. Nemeth
Address           Elkhart, In 46515
                                                     Andy L. Nemeth, Secretary
                                                        / Treasurer


Andy Miichell IN000001007287463
ELDS01 JST 149243v3

[LOGO]

BankOne

                                                   Continuing Security Agreement


NAME OF DEBTOR: PATRICK INDUSTRIES, INC.
TAXPAYER I.D. NO.: 35-1057796
STATE ORGANIZATION NO.: 194321-004
DEBTOR'S ADDRESS: 1800 S. 14TH STREET, ELKHART, IN 46516

GRANT OF SECURITY INTEREST. Patrick Industries, Inc. (the "Debtor") grants to Bank One, NA, with its main office in Chicago, IL, whose address is 121 W. Franklin St., Elkhart, IN 46516, on behalf of itself and its successors and assigns (the "Bank"), as secured party, a continuing security interest in all of the "Collateral" (as hereinafter defined) to secure the payment and performance of the Liabilities.

BORROWER. The term "Borrower" in this agreement means Patrick Industries, Inc.

LIABILITIES. The term "Liabilities" in this agreement means all obligations, indebtedness and liabilities of the Borrower to any one or more of the Bank, BANK ONE CORPORATION, and any of their subsidiaries, affiliates or successors, now existing or later arising, including, without limitation, all loans, advances, interest, costs, overdraft indebtedness, credit card indebtedness, lease obligations, or obligations relating to any Rate Management Transaction, all monetary obligations incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations or substitutions of any of the foregoing, whether the Borrower may be liable jointly with others or individually liable as a debtor, maker, co-maker, drawer, endorser, guarantor, surety or otherwise, and whether voluntarily or involuntarily incurred, due or not due, absolute or contingent, direct or indirect, liquidated or unliquidated. The term "Rate Management Transaction" in this agreement means any transaction (including an agreement with respect thereto) now existing or hereafter entered into among the Borrower, the Bank or BANK ONE CORPORATION, or any of its subsidiaries or affiliates or their successors, which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

COLLATERAL. Accounts and Inventory.

DESCRIPTION OF COLLATERAL. As used in this agreement, the term "Collateral" means all of the Debtor's property of the types indicated above and defined below, whether now owned or hereafter acquired, whether now existing or hereafter arising, and wherever located, including but not limited to any items listed on any schedule or list attached hereto. In addition, the term "Collateral" includes all "proceeds", "products" and "supporting obligations" (as such terms are defined in the "UCC", meaning the Uniform Commercial Code of Indiana, as in effect from time to time) of the Collateral indicated above, (as such terms are defined in the UCC) arising from the sale, rent, lease, casualty loss or other disposition of the Collateral, and any Collateral returned to, repossessed by or stopped in transit by the Debtor, and all insurance claims relating to any of the Collateral (defined above). The term "Collateral" further includes all of the Debtor's right, title and interest in and to all books, records and data relating to the Collateral identified above, regardless of the form of media containing such information or data, and all software necessary or desirable to use any of the Collateral identified above or to access, retrieve, or process any of such information or data. Where the Collateral is in the possession of the Bank or the Bank's agent, the Debtor agrees to deliver to the Bank any property that represents an increase in the Collateral or profits or proceeds of the Collateral.
1. "Accounts" means all of the Debtor's "accounts"as defined in Article 9 of the UCC.
2. "Inventory" means all of the Debtor's "inventory" as defined in Article 9 of the UCC. In addition, "Inventory" includes any "documents" issued with respect to any of the Debtor's "inventory" (as defined in Article 9 of the UCC). Without limiting the security interest granted, the Debtor represents and warrants that the Debtor's Inventory is presently located at any and all locations.

REPRESENTATIONS, WARRANTIES AND COVENANTS. The Debtor represents and warrants to, and covenants and agrees with the Bank that:

1. Its principal residence or chief executive office is at the address shown above;
2. The Debtor's name as it appears in this agreement is its exact name as it appears in the Debtor's organizational documents, as amended, including any trust documents;
3. It is or will become the owner of the Collateral free from any liens, encumbrances or security interests, except for this security interest and existing liens disclosed to and accepted by the Bank in writing, and it will defend the Collateral against all claims and demands of all persons at any time claiming any interest in the Collateral;

4. It will keep the Collateral free of liens, encumbrances and other security interests, except for this security interest, maintain the Collateral in good repair, not use it illegally and exhibit the Collateral to the Bank on demand;
5. At its own expense, the Debtor will maintain comprehensive casualty insurance on the Collateral against such risks, in such amounts, with such deductibles and with such companies as may be satisfactory to the Bank. Each insurance policy shall contain a lender's loss payable endorsement satisfactory to the Bank and a prohibition against cancellation or amendment of the policy or removal of the Bank as loss payee without at least thirty (30) days prior written notice to the Bank. In all events, the amounts of such insurance coverages shall conform to prudent business practices and shall be in such minimum amounts that the Debtor will not be deemed a co-insurer. The policies, or certificates evidencing them, shall, if the Bank so requests, be deposited with the Bank. The Debtor authorizes the Bank, after default by Debtor, to endorse on the Debtor's behalf and to negotiate drafts reflecting proceeds of insurance of the Collateral, provided that the Bank shall remit to the Debtor such surplus, if any, as remains after the proceeds have been applied, at the Bank's option, to the satisfaction of all of the Liabilities (in such order of application as the Bank may elect) or, after default by Debtor to the establishment of a cash collateral account for the Liabilities;
6. It will not sell, lease, license or offer to sell, lease, license or otherwise transfer the Collateral or any rights in or to the Collateral, without the written consent of the Bank, except in the ordinary course of business;
7. It will notify Bank upon request of any changes of location of the Collateral to locations different from the locations of the Collateral described in this agreement.
8. It will pay promptly when due all taxes and assessments upon the Collateral, or for the use or operation of the Collateral;
9. No financing statement covering all or any part of the Collateral or any proceeds is on file in any public office, unless the Bank has approved that filing. From time to time at the Bank's request, the Debtor will execute one or more financing statements in form satisfactory to the Bank and will pay the cost of filing them in all public offices where filing is deemed by the Bank to be necessary or desirable. In addition, the Debtor shall execute and deliver, or cause to be executed and delivered, such other documents as the Bank may from time to time request to perfect or to further evidence the security interest created in the Collateral by this agreement including, without limitation: (a) any certificate or certificates of title to the Collateral with the security interest of the Bank noted thereon or executed applications for such certificates of title in form satisfactory to the Bank; (b) any assignments of claims under government contracts which are included as part of the Collateral, together with any notices and related documents as the Bank may from time to time request; (c) after default by Debtor, any assignment of any specific account receivable as the Bank may from time to time request; (d) a notice of security interest and a control agreement with respect to any Collateral, all in form and substance satisfactory to the Bank; (e) a notice to and acknowledgment from any person holding possession of any Collateral as a bailee for the Bank's benefit, all in form and substance satisfactory to the Bank; and (f) any consent to the assignment of proceeds of any letter of credit, all in form and substance satisfactory to the Bank;
10. It will not, without (he Bank's prior written consent, change the Debtor's name, the Debtor's business organization, the jurisdiction under which the Debtor's business organization is formed or organized, or the Debtor's chief executive office, or of any additional places of the Debtor's business;
11. It will provide any information that the Bank may reasonably request and will permit the Bank or the Bank's agents to inspect and copy its books, records, data and the Collateral at any time during normal business hours;
12. The Bank shall have the right now, and at any time in the future in its sole and absolute discretion, without notice to the Debtor, to (a) prepare, file and sign the Debtor's name on any proof of claim in bankruptcy or similar document against any owner of the Collateral and (b) prepare, file and sign the Debtor's name on any financing statement, notice of lien, assignment or satisfaction of lien or similar document in connection with the Collateral. The Debtor hereby authorizes the Bank to file financing statements containing the collateral description "All of the Debtor's assets whether now owned or hereafter acquired." or such lesser amount of assets as the Bank may determine, or the Bank may, at its option, file financing statements containing any collateral description which reasonably describes the Collateral in which a security interest is granted under this agreement;
13. The Debtor shall keep all tangible Collateral in good order and repair and shall not waste or destroy any of the Collateral, nor use any of the Collateral in violation of any applicable law or any policy of insurance thereon. To the extent that the Collateral consists of "farm products" (as defined in the UCC), the Debtor shall attend to and care for the crops and livestock in accordance with the best practices of good husbandry, and do, or cause to be done, any and all acts that may at any time be appropriate or necessary to grow, raise, harvest, care for, preserve and protect the farm products;
14. Except as may be otherwise disclosed in writing by the Debtor to the Bank, none of the Collateral is attached to real estate so as to constitute a "fixture" (as defined in the UCC) and none of the Collateral shall at any time hereafter be attached to real estate so as to constitute a fixture. If any of the Collateral is now or at any time hereafter becomes so attached to real estate so as to constitute a fixture, the Debtor shall, at any time upon the Bank's request, furnish the Bank with a disclaimer of interest in the Collateral executed by each person or entity having an interest in such real estate.

ACCOUNTS. If the Collateral includes the Debtor's "Accounts" and until the Bank gives notice to the Debtor to the contrary, the Debtor will, in the usual course of its business and at its own expense, on the Bank's behalf but not as the Bank's agent, demand and receive and use its best efforts to collect all moneys due or to become due with respect to the Collateral. Until the Bank gives notice to the Debtor to the contrary after the Debtor is in default, it may use the funds collected in its business. Upon notice from the Bank or upon default, the Debtor agrees that all sums of money it receives on account of or in payment or settlement of the Accounts shall be held by it as trustee for the Bank without commingling with any of the Debtor's other funds, and shall immediately be delivered to the Bank with endorsement to the Bank's order of any check or similar instrument. It is agreed that, at any time the Bank so elects, the Bank shall be entitled, in its own name or in the name of the Debtor or otherwise, but at the expense and cost of the Debtor, to collect, demand, receive, sue for or compromise any and all Accounts and to give good and sufficient releases, to endorse any checks, drafts or other orders for the payment of money payable to the Debtor and, in the Bank's discretion, to file any claims or take any action or proceeding which the Bank may deem necessary or advisable. It is expressly understood and agreed, however, that the Bank shall not be required or obligated in any manner to make any demand or to make any inquiry as to the nature or sufficiency of any payment received by it or to present or file any claim or take any other action to collect or enforce the payment of any amounts which may have been assigned to the Bank or to which the Bank may be entitled at any time or times. All notices required in this paragraph will be immediately effective when sent. Such notices need not be given prior to the Bank's taking action. The Debtor appoints the Bank or the Bank's designee as the Debtor's attorney-in-fact to do all things with reference to the Collateral as provided for in this section including without limitation (1) to notify the post office authorities to change the Debtor's mailing address to one designated by the Bank, (2) to receive, open and dispose of mail addressed to the Debtor, (3) to sign the Debtor's name on any invoice or bill of lading relating to any Collateral, on assignments and verifications of account and on notices to the Debtor's customers, and (4) to do all things necessary to carry out this agreement. The Debtor ratifies and approves all acts of the Bank as attorney-in-fact. The Bank shall not be liable for any act or omission, nor any error of judgment or mistake of fact or law, but only for its gross negligence or willful misconduct. This power being coupled with an interest is irrevocable until all of the Liabilities have been fully satisfied.

PLEDGE. If the Debtor is not liable for all or any part of the Liabilities, then the Debtor agrees that:

1. If any moneys become available from any source other than the Collateral that the Bank can apply to the Liabilities, the Bank may apply them in any manner it chooses, including but not limited to applying them against obligations, indebtedness or liabilities which are not secured by this agreement.
2. The Bank may take any action against the Borrower, the Collateral or any other collateral for the Liabilities, or any other person liable for any of the Liabilities.
3. The Bank may release the Borrower or anyone else from the Liabilities, either in whole or in part, or release the Collateral in whole or in part or any other collateral for the Liabilities, and need not perfect a security interest in the Collateral or any other collateral for the Liabilities.
4. The Bank does not have to exercise any rights that it has against the Borrower or anyone else, or make any effort to realize on the Collateral or any other collateral for the Liabilities, or exercise any right of setoff.
5. Without notice or demand and without affecting the Debtor's obligations hereunder, from time to time, the Bank is authorized to: (a) renew, modify, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Liabilities or any part thereof, including increasing or decreasing the rate of interest thereon; (b) release, substitute or add any one or more sureties, endorsers, or guarantors; (c) take and hold other collateral for the payment of the Liabilities, and enforce, exchange, substitute, subordinate, waive or release any such collateral; (d) proceed against the Collateral or any other collateral for the Liabilities and direct the order or manner of sale as the Bank in its discretion may determine; and (e) apply any and all payments received by the Bank in connection with the Liabilities, or recoveries from the Collateral or any other collateral for the Liabilities, in such order or manner as the Bank in its discretion may determine.
6. The Debtor's obligations hereunder shall not be released, diminished or affected by (a) any act or omission of the Bank, (b) the voluntary or involuntary liquidation, sale or other disposition of all or substantially all of the assets of the Borrower, or any receivership, insolvency, bankruptcy, reorganization, or other similar proceedings affecting the Borrower or any of its assets, (c) any change in the composition or structure of the Borrower, including a merger or consolidation with any other person or entity, or (d) any payments made upon the Liabilities.
7. The Debtor expressly consents to any impairment of any other collateral for the Liabilities, including, but not limited to, failure to perfect a security interest and release of any other collateral for the Liabilities and any such impairment or release shall not affect the Debtor's obligations hereunder.
8. The Debtor waives and agrees not to enforce any rights of subrogation, contribution or indemnification that it may have against the Borrower, any person liable on the Liabilities, or the Collateral, until the Borrower and the Debtor have fully performed all their obligations to the Bank, even if those obligations are not covered by this agreement.
9. The Debtor waives (a) to the extent permitted by law, all rights and benefits under any laws or statutes regarding sureties, as may be amended,
     (b) any right the Debtor may have to receive notice of the following matters before the Bank enforces any of its rights: (i) the Bank's acceptance of this agreement, (ii) any credit that the Bank extends to the Borrower, (iii) the Borrower's default, (iv) any demand, diligence, presentment, dishonor and protest, or (v) any action that the Bank takes regarding the Borrower, anyone else, any other collateral for the Liabilities, or any of the Liabilities, which it might be entitled to by law or under any other agreement, (c) any right it may have to require the Bank to proceed against the Borrower, any other obligor or guarantor of the Liabilities, the Collateral or any other collateral for the Liabilities, or pursue any remedy in the Bank's power to pursue, (d) any defense based on any claim that the Debtor's obligations exceed or are more burdensome than those of the Borrower, (e) the benefit of any statute of limitations affecting the Debtor's obligations hereunder or the enforcement hereof, (f) any defense arising by reason of any disability or other defense of the Borrower or by reason of the cessation from any cause whatsoever (other than payment in full) of the obligation of the Borrower for the Liabilities, and (g) any defense based on or arising out of any defense that the Borrower may have to the payment or performance of the Liabilities or any portion thereof. The Bank may waive or delay enforcing any of its rights without losing them. Any waiver affects only the specific terms and time period stated in the waiver.

10. The Debtor agrees that to the extent any payment is received by the Bank in connection with the Liabilities, and all or any part of such payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by the Bank or paid over to a trustee, receiver or any other entity, whether under any bankruptcy act or otherwise (any such payment is hereinafter referred to as a "Preferential Payment"), then this agreement shall continue to be effective or shall be reinstated, as the case may be, and whether or not the Bank is in possession of this agreement, and, to the extent of such payment or repayment by the Bank, the Liabilities or part thereof intended to be satisfied by such Preferential Payment shall be revived and continued in full force and effect as if said Preferential Payment had not been made. If this agreement must be reinstated, the Debtor agrees to execute and deliver to the Bank any new security agreements and financing statements, if necessary or if requested by the Bank, in form and substance acceptable to the Bank, covering the Collateral.
11. Any rights of the Debtor, whether now existing or hereafter arising, to receive payment on account of any indebtedness (including interest) owed to the Debtor by the Borrower, or to withdraw capital invested by the Debtor in the Borrower, or to receive distributions from the Borrower, shall at all times be subordinate to the full and prior repayment to the Bank of the Liabilities. The Debtor shall not be entitled to enforce or receive payment of any sums hereby subordinated until the Liabilities have been paid in full and any such sums received in violation of this agreement shall be received by the Debtor in trust for the Bank. The Debtor agrees to fully cooperate with the Bank and not to delay, impede or otherwise interfere with the efforts of the Bank to secure payment from the assets which secure the Liabilities including actions, proceedings, motions, orders, agreements or other matters relating to relief from automatic stay, abandonment of property, use of cash collateral and sale of the Bank's collateral free and clear of all liens. The foregoing notwithstanding, until the occurrence of any default, the Debtor is not prohibited from receiving distributions from the Borrower in an amount equal to any income tax liability imposed on the Debtor attributable to the Debtor's ownership interest in the Borrower, if any.

DEFAULT; REMEDIES. If any of the Liabilities are not paid at maturity, whether by acceleration or otherwise, or if a default by anyone occurs under the terms of any agreement related to any of the Liabilities, then the Bank shall have the rights and remedies provided by law or this agreement, including but not limited to the right to require the Debtor to assemble the Collateral and make it available to the Bank at a place to be designated by the Bank which is reasonably convenient to both parties, the right to take possession of the Collateral with or without demand and with or without process of law, and the right to sell and dispose of it and distribute the proceeds according to law. Should a default occur, the Debtor will pay to the Bank all costs reasonably incurred by the Bank for the purpose of enforcing its rights hereunder, to the extent not prohibited by law, including, without limitation: costs of foreclosure; costs of obtaining money damages; and a reasonable fee for the services of outside attorneys employed or engaged by the Bank for any purpose related to this agreement, including, without limitation, consultation, drafting documents, sending notices or instituting, prosecuting or defending litigation or any proceeding. The Debtor agrees that upon default the Bank may dispose of any of the Collateral in its then present condition, that the Bank has no duty to repair or clean the Collateral prior to sale, and that the disposal of the Collateral in its present condition or without repair or clean-up shall not affect the commercial reasonableness of such sale or disposition. The Bank's compliance with any applicable state or federal law requirements in connection with the disposition of the Collateral will not adversely affect the commercial reasonableness of any sale of the Collateral. The Bank may disclaim warranties of title, possession, quiet enjoyment, and the like, and the Debtor agrees that any such action shall not affect the commercial reasonableness of the sale. In connection with the right of the Bank to take possession of the Collateral, the Bank may take possession of any other items of property in or on the Collateral at the time of taking possession, and hold them for the Debtor without liability on the part of the Bank. The Debtor expressly agrees that the Bank may enter upon the premises where the Collateral is believed to be located without any obligation of payment to the Debtor, and that the Bank may, without cost, use any and all of the Debtor's "equipment" (as defined in the UCC) in the manufacturing or processing of any "inventory" (as defined in the UCC) or in growing, raising, cultivating, caring for, harvesting, loading and transporting of any of the Collateral that constitutes "farm products" (as defined in the UCC). If there is any statutory requirement for notice, that requirement shall be met if the Bank sends notice to the Debtor at least ten (10) days prior to the date of sale, disposition or other event giving rise to the required notice, and such notice shall be deemed commercially reasonable. The Debtor is liable for any deficiency remaining after disposition of the Collateral.

MISCELLANEOUS.
1. Where the Collateral is located at, used in or attached to a facility leased by the Debtor, the Debtor will obtain from the lessor a consent to the granting of this security interest and a release or subordination of the lessor's interest in any of the Collateral, in form acceptable to the Bank.
2. At its option the Bank may, but shall be under no duty or obligation to, discharge taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral, pay for insurance on the Collateral, and pay for the maintenance and preservation of the Collateral, and the Debtor agrees to reimburse the Bank on demand for any payment made or expense incurred by the Bank, with interest at the highest rate at which interest may accrue under any of the instruments evidencing the Liabilities.
3. No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy, no single or partial exercise by the Bank of any right or remedy precludes any other exercise of it or the exercise of any other right or remedy, and no waiver or indulgence by the Bank of any default is effective unless it is in writing and signed by the Bank, nor does a waiver on one occasion waive that right on any future occasion.
4. If any provision of this agreement is invalid, it shall be ineffective only to the extent of its invalidity, and the remaining provisions shall be valid and effective.

5. Except as provided in the Accounts; Chattel Paper; General Intangibles; and Instruments paragraph above, any notices and demands under or related to this document shall be in writing and delivered to the intended party at its address stated herein, and if to the Bank, at its main office if no other address of the Bank is specified herein, by one of the following means: (a) by hand, (b) by a nationally recognized overnight courier service, or (c) by certified mail, postage prepaid, with return receipt requested. Notice shall be deemed given: (a) upon receipt if delivered by hand, (b) on the Delivery Day after the day of deposit with a nationally recognized courier service, or (c) on the fifth Delivery Day after the notice is deposited in the mail. "Delivery Day" means a day other than a Saturday, a Sunday, or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of such change in the manner provided in this provision.
6. All rights of the Bank benefit the Bank's successors and assigns; and all obligations of the Debtor bind the Debtor's heirs, executors, administrators, successors and assigns. If there is more than one Debtor, their obligations are joint and several,
7. A carbon, photographic or other reproduction of this agreement is sufficient as, and can be filed as, a financing statement. The Bank is irrevocably appointed the Debtor's attorney-in-fact to execute any financing statement on the Debtor's behalf covering the Collateral. Additionally, the Debtor authorizes the Bank to file one or more financing statements related to the security interests created by this agreement, and further authorizes the Bank, as secured party herein, instead of the Debtor, to sign such financing statements.

SECURITY AGREEMENT IN ADDITION TO OTHER SECURITY AGREEMENTS. This Security Agreement is in addition to and not in substitution or replacement of any other security agreement executed by the Debtor in favor of the Bank, and the Bank's rights under this Security Agreement and any such other security agreement are cumulative.

GOVERNING LAW AND VENUE. This agreement is delivered in the State of Indiana and governed by Indiana law (without giving effect to its laws of conflicts), except to the extent that the laws regarding the perfection and priority of property of the state in which any property securing the Liabilities is located are applicable. The Debtor agrees that any legal action or proceeding with respect to any of its obligations under this agreement may be brought by the Bank in any state or federal court located in Elkhart or St. Joseph County in the State of Indiana, as the Bank in its sole discretion may elect. By the execution and delivery of this agreement, the Debtor submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Debtor waives any claim that Elkhart or St. Joseph County, State of Indiana are not a convenient forum or the proper venue for any such suit, action or proceeding.

REPRESENTATIONS. Each Debtor represents that: (a) the execution and delivery of this agreement and the performance of the obligations it imposes do not violate any law, do not conflict with any agreement by which it is bound, and do not require the consent or approval of any governmental authority or any third party; (b) this agreement is a valid and binding agreement, enforceable according to its terms; and (c) all balance sheets, profit and loss statements, and other financial statements furnished to the Bank in connection with the Liabilities are accurate and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates. Each Debtor, other than a natural person, further represents that: (a) it is duly organized, existing and in good standing under the laws where it is organized; and (b) the execution and delivery of this agreement and the performance of the obligations it imposes
(i) are within its powers and have been duly authorized by all necessary action of its governing body; and (ii) do not contravene the terms of its articles of incorporation or organization, its by-laws, or any agreement governing its affairs.

WAIVER OF SPECIAL DAMAGES. THE DEBTOR WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

JURY WAIVER. THE DEBTOR AND THE BANK (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN OR AMONG THE DEBTOR AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN.

Dated: _April 11 ___,2003         DEBTOR:
                                  Patrick Industries, Inc.

                                  By:/S/ Andy L. Nemeth
                                     _Andy L. Nemeth, Secretary/Treasurer ______
                                         Printed Name                     Title

AndyMitchell IN000001007287463
ELDSOI JST 149242v3